EXHIBIT 99.1

Talon International, Inc. Reports

Second Quarter 2010 Financial Results

LOS ANGELES, Calif. — August 12, 2010 — Talon International, Inc. (OTCBB:TALN), a leading global supplier of zippers, apparel fasteners, trim and interlining products, reported financial results for the second quarter ended June 30, 2010.

Highlights

•	Zipper Sales increase 27% for the quarter over 2009, and increase 33% year-to-date.
•	Operating Income for the quarter totaled $1.7 million – highest in more than seven years.

Financial Results

“The significant sales increase over 2009 is of course reflective of improved worldwide economic conditions,” noted Lonnie Schnell, Talon’s CEO, “but more importantly demonstrates our growth in excess of the gains reported in the industry overall, reflecting success in expanding our share of the production from existing customers, and attracting new customers with the value solution we offer.”

Total sales for quarter ended June 30, 2010 totaled $15.0 million, representing an increase of $2.4 million or 19.0% from the same period in 2009. Total sales for the six months ended June 30, 2010 were $23.2 million, an increase of 21.5% over the same period in 2009.   Talon zipper sales were $9.8 million for the quarter ended June 30, 2010, reflecting an increase of 26.7% from the same period in 2009, and zipper sales for the six months ended June 30, 2010 were $14.7 million, an increase of more than 33% over the first six months in 2009. For the quarter ended June 30, 2010 the Company reported Trim product sales of $5.2 million compared to $4.9 million for quarter ended June 30, 2009, an increase of 7.3%.  Trim product sales for the six months ended June 30, 2010 were $8.5 million, or 6.1% greater than the same period in 2009.  The lower rate of sales increase in the trim sales, as compared to the increase in zipper sales, is a consequence of lower cost choices made by retailers in their trim packages and the postponement of new program offerings.  The Tekfit product did not reflect any sales for the quarter or six months ended June 30, 2010.  Certain manufacturing trial programs are under evaluation by customers, although production plans have not been finalized to incorporate the product.

           The gross profit for the quarter ended June 30, 2010 was $4.3 million or 29.0% of sales as compared to 28.3% for the same period in 2009.  Gross profit for the six months ended June 30, 2010 was $6.8 million or 29.2% of sales as compared to 29.0% for the same period in 2009. The increase in gross profit for the three and six months ended June 30, 2010 as compared to the same period in 2009 was principally attributable to higher overall sales volumes.  Improvements in the product mix between zipper and trim sales principally accounted for the improvements in gross profit as a percent of sales.

Sales and marketing expenses for three months ended June 30, 2010 were $0.8 million, or 5.3% of sales, as compared to $0.7 million, or 5.7% of sales for the same period in 2009.  Sales expenses decreased as a percentage of sales primarily due to lower sales force expenses in Asia.  Sales and marketing expenses for the six months ended June 30, 2010 were $1.4 million; the same as for the same period in 2009.  General and administrative expenses for the quarter ended June 30, 2010 were $1.9 million or 12.4% of sales, as compared to $2.0 million or 16.0% of sales for the same period in 2009.  The lower expenses in 2010 are attributable to a net of a gain of $275,000 on the sale of a note receivable, partially offset by increased employee expenses associated with the higher sales volumes. General and administrative expenses for the six months ended June 30, 2010 were $3.8 million, the same as for the same period in 2009.

Income from operations for the quarter ended June 30, 2010 was $1.7 million as compared to $0.8 million for the same period in 2009.   For the six months ended June 30, 2010 the income from operations was $1.5 million as compared to $0.3 million for the same period in 2009.   “The improvements in operating income are very encouraging and evidence our quality revenue growth coupled with our continued focus on cost controls,” noted Mr. Schnell.

The net income for the quarter ended June 30, 2010 was $647,000 or $0.03 per share compared to net income of $75,000 or $0.01 per share for the same period in 2009. For the six months ended June 30, 2010 the Company reported a net loss of $201,000 or a net loss of $0.01 per share as compared to a net loss of $1.1 million or a net loss of $0.05 per share for the same period in 2009.

As previously reported, subsequent to the end of the second quarter, on July 30, 2010, the Company entered into an agreement with its principal lender that resulted in the elimination of $16.7 million in debt in exchange for shares of Series B preferred stock issued by the Company.  The Company’s report on SEC form 8-K filed on August 5, 2010 should be read in conjunction with this earnings release to obtain a full understanding of the Company’s operations and financial position.

Conference Call

Talon International will hold a conference call on Thursday, August 12, 2010, to discuss its second quarter 2010 financial results. Talon’s CEO Lonnie D. Schnell will host the call starting at 4:30 P.M. Eastern Time. A question and answer session will follow the presentation.

To participate in the call, dial the appropriate number 5-10 minutes prior to the start time, request the Talon International conference call and provide the conference ID.

Date: Thursday, August 12, 2010
Time: 4:30 pm Eastern (1:30 pm Pacific)
Domestic callers: 1-800-862-9098
International callers: 1-785-424-1051
Conference ID#: 7TALON

A replay of the call will be available later that evening and will be accessible until September 10, 2010. The replay call-in number is 1-877-870-5176 for domestic callers and 1-858-384-5517 for international. Pin number 12121.

About Talon International, Inc.
Talon International, Inc. is a global supplier of apparel fasteners, trim and interlining products to manufacturers of fashion apparel, specialty retailers, mass merchandisers, brand licensees and major retailers.  Talon manufactures and distributes zippers and other fasteners under its Talon® brand, known as the original American zipper invented in 1893. Talon also designs, manufactures, engineers, and distributes apparel trim products and specialty waistbands under its trademark names, Talon, Tag-It and TekFit, to more than 60 apparel brands and manufacturers including Wal-Mart, Kohl’s, J.C. Penney, Victoria’s Secret, Tom Tailor, Abercrombie and Fitch, Polo Ralph Lauren, Phillips-Van Heusen, Reebok and Juicy Couture. Talon has offices and facilities in the United States, United Kingdom, Hong Kong, China, and Bangladesh.

Company Contact
Talon International, Inc.
Rayna Hernandez
Tel (818) 444-4128
raynah@talonzippers.com

TALON INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
 (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Net sales	$14,973,072	$12,583,765	$23,208,332	$19,099,519
Cost of goods sold	10,633,835	9,022,318	16,432,402	13,553,905
Gross profit	4,339,237	3,561,447	6,775,930	5,545,614

Sales and marketing expenses	787,531	717,000	1,444,353	1,418,814
General and administrative expenses	1,853,937	2,012,402	3,809,510	3,829,925
Total operating expenses	2,641,468	2,729,402	5,253,863	5,248,739

Income from operations	1,697,769	832,045	1,522,067	296,875
Interest expense, net	884,821	661,087	1,592,018	1,298,038
Net income (loss) before provision for income taxes	812,948	170,958	(69,951)	(1,001,163)
Provision for income taxes	166,272	96,103	131,016	102,510
Net income (loss)	$646,676	$74,855	$(200,967)	$(1,103,673)

Basic and diluted net income (loss) per share	$0.03	$0.01	$(0.01	$(0.05)
Weighted average number of common shares outstanding:
Basic	20,291,433	20,291,433	20,291,433	20,291,433

Diluted	20,966,187	20,291,433	20,291,433	20,291,433

TALON INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEETS

	June 30, 2010	December 31, 2009
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$4,016,772	$2,264,606
Accounts receivable, net	4,555,367	3,021,642
Inventories, net	1,534,351	1,679,302
Prepaid expenses and other current assets	256,386	240,554
Total current assets	10,362,876	7,206,104

Property and equipment, net	1,898,386	2,280,586
Intangible assets, net	4,110,751	4,110,751
Other assets	203,538	236,386
Total assets	$16,575,551	$13,833,827

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$8,070,251	$6,337,368
Accrued expenses	2,184,978	2,678,659
Revolver note payable	-	4,988,988
Term notes payable, net of discounts	-	9,876,114
Notes payable to related parties	270,527	265,871
Other notes and current portion of capital lease obligations	67,895	115,336
Total current liabilities	10,593,651	24,262,336

Revolver note payable and related interest (Note 7)	5,096,424	-
Term notes payable and related interest (Note 7)	11,444,421	-
Capital lease obligations, net of current portion	20,543	23,477
Other liabilities	693,540	726,875
Total liabilities	27,848,579	25,012,688

Commitments and contingencies (Note 10)

Stockholders’ Deficit:
Preferred stock Series A, $0.001 par value; 250,000 shares authorized; n shares issued or outstanding	-	-
Common stock, $0.001 par value, 100,000,000 shares authorized; 20,291,433 shares issued and outstanding at June 30, 2010 and December 31, 2009	20,291	20,291
Additional paid-in capital	55,183,716	55,070,568
Accumulated deficit	(66,544,976)	(66,344,009)
Accumulated other comprehensive income	67,941	74,289
Total stockholders’ deficit	(11,273,028)	(11,178,861)
Total liabilities and stockholders’ deficit	$16,575,551	$13,833,827